Exhibit 10.3

Websense, Inc. 10240 Sorrento Valley Road San Diego, CA 92121 USA
tel +1.858.320.8000 fax +1.858.458.2950

www.websense.com

October 19, 2012

Dear Mr. Dietz,

We are pleased to offer you a position with Websense, Inc. This letter summarizes the offer's terms and conditions. This offer is contingent upon the successful completion of a background check.

Websense agrees to employ you in the position of EVP and Chief Technology Officer, beginning November 26, 2012. Your beginning salary while employed by Websense will be $12,500.00 biweekly. Your job is exempt, which means you are not subject to the minimum wage and overtime provisions of the Federal Fair Labor Standards Act (FLSA). Websense will also provide a signing bonus of $75,000.00. If you voluntarily terminate your employment with Websense within one year, you agree to repay this bonus. This bonus is subject to payroll tax and withholding requirements.

An additional 75% of your base compensation may be earned as part of a year-end bonus, based upon the completion of our corporate objectives. This plan may be altered or changed at any time by Websense management, to reflect changes in business objectives or other changing conditions.

In addition to your cash compensation, you will also receive a non-qualified stock option to purchase 225,000 shares of Websense common stock, subject to the approval of the Board of Directors of Websense. One quarter of your option would cliff vest one year after the grant date, with the remaining options vesting monthly for the remaining three years. Your grant date will be the last business day of the calendar month in which your employment begins, and your option exercise price will be the closing price of Websense common stock on that date.

In addition, subject to the approval of the Board of Directors of Websense, you will also receive 10,000 restricted stock units (RSUs) for Websense common stock. An RSU is a grant of a pre-determined number of shares of Websense stock that you will receive at a future date or dates. After you satisfy each time-based vesting requirement, Websense will issue you the number of shares vested at that time, less the amount of shares owed to cover employee income tax and other withholdings because the shares are employee compensation. You will not need to pay any purchase price for these shares. One half of your RSUs would cliff vest one year after the grant date, with the remaining RSUs vesting at the end of the second year. The Board of Directors of Websense will grant your RSUs on February 10, 2013.

You are eligible to participate in the Websense medical, dental, vision, life, long and short-term disability insurance, flexible spending and employee assistance plans on the first of the month following your date of hire. You may enroll in the 401(k) Plan on the first of the month following 30 days of employment, and in the Employee Stock Purchase Plan (ESPP) on May 1 and November 1 each year. In addition, you will receive 10 paid holidays, accrue 15 vacation days and 5 sick days each year.

As an employee of Websense, you will be required to comply with all company policies and procedures. In particular, you will be required to familiarize yourself and comply with the Websense policy prohibiting unlawful harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment. In addition, all employees are required to sign a proprietary invention agreement as a condition of employment.

In accordance with the Federal Immigration Reform Act of 1986, our offer is contingent upon your being able to furnish, on the first day you report to work, documents which verify both your identity and eligibility for employment in the United States. The list of acceptable documents is included as an attachment to this letter.

Websense reserves the right to change or eliminate any or all of its benefits at any time. Websense is an “at will” employer. This means that you may terminate your employment at Websense at any time for any reason whatsoever, simply by notifying Human Resources. Likewise, Websense may terminate your employment at any time for any reason whatsoever, with or without cause or advance notice. This at will employment relationship cannot be changed except in writing signed by the Chief Executive Officer of Websense. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

If this letter accurately reflects your understanding of this employment relationship, please sign below to indicate your acceptance, and return it to me no later than October 23, 2012. If you would like to fax this letter back to me, please fax it to my confidential fax number: (###) ###-####. We look forward to having you join our team!

Sincerely,

/s/ Susan Brown

Susan Brown
VP, HR & Administration
Websense, Inc.

Accepted By:

/s/ Russell Dietz	October 23, 2012
Russel Dietz	Date